Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

Cutera, Inc.

Ron Santilli

Chief Financial Officer

415-657-5500

Investor Relations

John Mills

Integrated Corporate Relations, Inc.

310-395-2215

jmills@icrinc.com

CUTERA REPORTS RECORD SECOND QUARTER 2005 RESULTS AND RAISES GUIDANCE

—Company significantly exceeds second quarter revenue and earnings guidance—

•	Revenue increased by 43%, from $12.3 million to $17.6 million

•	Operating margins improved from 8% to 18%

•	Earnings per diluted share climbed from $0.05 to $0.20

•	Cash generated by operations improved from $1.5 million to $4.9 million

Brisbane, California, August 1, 2005 – Cutera, Inc. (Nasdaq: CUTR), a leading provider of laser and other light-based aesthetic systems, today reported financial results for the second fiscal quarter ended June 30, 2005.

Second quarter 2005 revenue was $17.6 million, representing a 43% increase from $12.3 million recorded in the second quarter of 2004. Net income for the second quarter of 2005 was $2.7 million, or $0.20 per diluted share, compared to $591,000, or $0.05 per diluted share, reported in the same period last year. Cash generated by operations in the second quarter of 2005 was $4.9 million, compared with $1.5 million in the second quarter of 2004.

The Company’s revenue for the first six months ended June 30, 2005 was $32.7 million, a 37% increase from $23.8 million recorded in the same period last year. Net income for the first six months was $4.2 million, or $0.31 per diluted share, compared to net income of $812,000, or $0.07 per diluted share, reported in the comparable period last year. Cash generated by operations in the first six months of 2005 was $6.5 million, compared with $2.5 million generated in the first six months of 2004.

Kevin Connors, President and Chief Executive Officer, said “We are very pleased with our second quarter financial performance, which exceeded our expectations. Demand for our multi-application CoolGlide Xeo products, the recently introduced Titan application, and the Solera platform continues to improve in both the domestic and international markets. This growth is driven by the following key strategic initiatives and investments: (i) worldwide sales force expansion; (ii) new aesthetic applications and product introductions; and, (iii) marketing to the broad and expanding market of physicians outside of the traditional dermatology and plastic surgery physician specialties, including the fast-growing medi-spa market. The medi-spa market is comprised of physicians who offer aesthetic treatments in a spa environment.”

Mr. Connors concluded, “During the second quarter our operating margin more than doubled to 18% as the leverage in our business model improved. In addition, our balance sheet strengthened as we ended the second quarter of 2005 with almost $75 million in cash and marketable securities with no debt. Our strong financial performance, coupled with our breadth of innovative product offerings, strategically position Cutera for continued expansion in a market that we estimate is growing annually in excess of 20%. We believe these aspects of our business position Cutera as the leader in light-based aesthetic systems.”

Guidance

Management believes that for the third quarter of 2005, which is seasonally softer, revenue will be approximately $17.5 million, with earnings per diluted share of approximately $0.13. For full year 2005, management is raising revenue guidance to approximately $70 million, from $67 million. In addition, management is raising its earnings per diluted share guidance for the full year 2005 to $0.62, from $0.48. The projected increase in earnings per diluted share is primarily attributable to better than expected second quarter 2005 results and a strong outlook for the remainder of 2005.

Conference Call

Cutera, Inc. will host a conference call on August 1, 2005, at 2:00 p.m. Pacific (5:00 p.m. Eastern) to discuss its second quarter 2005 results. The earnings call will be broadcast live over the internet hosted at the Investor Relations section of the company’s website at http://www.cutera.com and will be archived online within one hour of the completion of the conference call. In addition, you may call 800-811-8824. Participating in the call will be Kevin Connors, President and Chief Executive Officer, and Ron Santilli, Chief Financial Officer.

A telephonic playback will be available from 5:00 p.m. PST on August 1, 2005 through 11:59 p.m. PST on August 15, 2005 by calling 888-203-1112. To access this playback, please enter pass code 2547083.

About Cutera, Inc.

Brisbane, Calif.-based Cutera is a leading provider of laser and other light-based aesthetic systems to the professional aesthetic market. Since 1998, Cutera has been developing innovative, easy-to-use products that enable dermatologists, plastic surgeons, gynecologists, primary care physicians and other qualified practitioners to offer safe, effective and non-invasive aesthetic treatments to their patients. For more information, call 1-888-4CUTERA or visit www.cutera.com

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning Cutera’s ability to broaden its product offerings and its target market, to expand its sales force, to generate increased demand and to increase its market share, as well as Cutera’s financial guidance for the third quarter and remainder of fiscal year 2005, are forward-looking statements within the meaning of the Safe Harbor. Forward-Looking statements are based on management’s current, preliminary expectations and are subject to risks and uncertainties, which may cause Cutera’s actual results to differ materially from the statements contained herein. Cutera’s second quarter financial results, as discussed in this release, are preliminary and unaudited, and subject to adjustment. Estimates for the remainder of 2005 financial results are subject to a number of assumptions regarding the future operation of our business. Further information on potential risk factors that could affect Cutera’s business and its financial results are detailed in its most recent 10-K and 10-Q as filed with the Securities and Exchange Commission Undue reliance should not be placed on forward–looking statements, especially guidance on future financial performance, which speaks only as of the date they are made. Cutera undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

Financial Tables Follow —

CUTERA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	June 30, 2005	December 31, 2004
Assets
Current assets:
Cash and cash equivalents	$6,957	$7,070
Marketable investments	67,762	59,200
Accounts receivable, net	5,875	6,643
Inventory	4,006	3,004
Current portion of deferred tax asset	2,284	2,284
Other current assets	1,554	878

Total current assets	88,438	79,079

Property and equipment, net	1,037	1,071
Intangibles, net	372	399

Total assets	$89,847	$80,549

Liabilities and Stockholders’ Equity
Liabilities:

Accounts payable	$1,243	$1,195
Accrued liabilities	8,542	8,194
Deferred revenue	1,272	1,171

Total current liabilities	11,057	10,560

Deferred rent	872	648
Deferred revenue, net of current portion	958	833
Non-current portion of deferred tax liability	60	52

Total liabilities	12,947	12,093

Stockholders’ equity:
Common stock	11	11
Additional paid-in capital	66,211	62,738
Deferred stock-based compensation	(1,442)	(2,226)
Retained earnings	12,132	7,942
Other comprehensive loss	(12)	(9)

Total stockholders’ equity	76,900	68,456

Total liabilities and stockholders’ equity	$89,847	$80,549

CUTERA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Net revenue	$17,570	$12,265	$32,717	$23,845
Cost of revenue(1)	4,883	3,400	8,896	7,049

Gross profit	12,687	8,865	23,821	16,796

Operating expenses:
Sales and marketing	5,795	4,623	11,543	8,901
Research and development	1,335	1,047	2,416	2,006
General and administrative	2,127	1,909	4,198	3,978
Amortization of stock-based compensation(1)	270	316	668	637

Total operating expenses	9,527	7,895	18,825	15,522

Income from operations	3,160	970	4,996	1,274
Interest and other income (expense), net	516	(2)	802	57

Income before income taxes	3,676	968	5,798	1,331
Provision for income taxes	(972)	(377)	(1,608)	(519)

Net income	$2,704	$591	$4,190	$812

Net income available to common shareholders used in basic earnings per share	$2,704	$576	$4,190	$648

Net income per share
Basic	$0.24	$0.06	$0.37	$0.11

Diluted	$0.20	$0.05	$0.31	$0.07

Weighted-average number of shares used in per share calculations:
Basic	11,345	10,289	11,221	5,997

Diluted	13,585	12,960	13,536	10,921

(1) Amortization of stock-based compensation related to: Cost of revenue	$32	$39	$61	$90

Operating expenses:
Sales and marketing	37	64	89	147
Research and development	77	105	181	204
General and administrative	156	147	398	286

	270	316	668	637

Total amortization of stock-based compensation	$302	$355	$729	$727

CUTERA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Six Months Ended June 30,
	2005	2004
Cash flows from operating activities:
Net income	$4,190	$812
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	318	246
Allowance for doubtful accounts	(85)	102
Reserve for excess and obsolete inventory	393	95
Stock-based compensation	729	727
Change in deferred tax asset	8	(397)
Tax benefit related to employee stock options	1,314	88
Loss on disposal of assets	—	104
Changes in assets and liabilities:
Accounts receivable	853	952
Inventory	(1,395)	(791)
Other current assets	(676)	(114)
Accounts payable	48	472
Accrued liabilities	348	(545)
Deferred rent	224	424
Deferred revenue	226	311

Net cash provided by operating activities	6,495	2,486

Cash flows from investing activities:
Acquisition of property and equipment	(257)	(565)
Proceeds from sales of marketable investments	13,450	—
Proceeds from maturities of marketable investments	2,010	—
Purchase of short term investments, net	(24,025)	(6,094)

Net cash used in investing activities	(8,822)	(6,659)

Cash flows from financing activities:
Proceeds from exercise of stock options	2,214	199
Proceeds from issuance of common stock, net	—	46,336

Net cash provided by financing activities	2,214	46,535

Net (decrease) / increase in cash and cash equivalents	(113)	42,362

Cash and cash equivalents at beginning of period	7,070	10,290

Cash and cash equivalents at end of period	$6,957	$52,652

Supplemental disclosure of cash flow information:
Deferred stock-based compensation, net of terminations	$(55)	$(159)
Conversion of preferred to common stock	$—	$7,372